UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Performance Food Group Company

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Frequently Asked Questions
PFG Acquisition
January 22, 2008
General:
What was the strategic reason for this decision?
•	Our Board of Directors believes that this transaction is in the best interest of our shareholders and offers them a significant premium to our current stock price.
•	The transaction will give us resources and opportunities to grow our business. Blackstone and Wellspring hope to significantly increase our size over the next three years which should provide growth for our company and future opportunities for our associates.
What are the terms of the transaction?
•	An affiliate of Blackstone and Wellspring will acquire all of the outstanding common shares of PFG for $34.50 per share in cash. The total transaction value is approximately $1.3 billion.
•	The offer price represents a premium of 33.4% over the average price of PFG’s stock for the 30 trading days ended January 17, 2008 and 42.6% over the closing share price of PFG’s stock of $24.19 on January 17, 2008, the day before this transaction was announced.
Who are Blackstone and Wellspring?
•	Blackstone is one of the largest private equity/investment firms in the world. Their portfolio includes household names, such as Hilton Hotels.
•	Wellspring is a private equity investment company that acquires and grows leading companies, like PFG.
•	We would encourage you to visit their company websites at www.blackstone.com and www.wellspringcapital.com.
Who is Vistar?
•	Vistar is a company that is already part of the Blackstone/Wellspring portfolio. It is the leading food away from home distributor, specializing in the Italian, pizza, vending, office coffee, and theater markets. To learn more, visit their website at www.vistarvsa.com.
What are the conditions to closing/when do we expect to close?
•	The Board of Directors has unanimously adopted the merger agreement.
•	The transaction is subject to approval by PFG shareholders and the satisfaction of customary closing conditions and regulatory approvals, including antitrust approval.

•	We will begin working on a proxy statement to be filed with the SEC that will describe the merger and the merger agreement. Once the proxy is complete we will schedule a special shareholders meeting. Our shareholders will vote at the special meeting on whether to approve the merger.
•	If approved by shareholders, and assuming other closing conditions are satisfied, the transaction is expected to close late in the second quarter of 2008.
Who will run the new company?
•	As a publicly traded company, we are committed to maximizing return to our shareholders. Because we wanted to avoid any potential for a conflict of interest, discussions about possible management structure have not taken place with Blackstone and Wellspring. We expect that those discussions will occur at a later time.
Where will the combined company be headquartered? What will the company be called?
•	After the closing, the combined companies will be called Performance Food Group. PFG will continue to be headquartered in Richmond, and Vistar’s headquarters will remain in Denver. Roma Food and Vistar Specialty will become divisions of PFG while maintaining their national presence.
PFG’s Operations / Associates:
Will there be any job eliminations as a result of the transaction?
•	As indicated above in the question “Who will run the new company”, we have not had discussions regarding a possible new structure. We currently expect that there will be little impact on our operations. Any synergistic opportunities will be evaluated over the next several months.
•	Since the management structure has not been determined, we don’t know the impact to management staffing.
•	We don’t know all the changes that will take place post-merger, but, as always, PFG, Blackstone, Wellspring and Vistar will look to have the right people in place to do the right jobs.
What happens to PFG’s business between now and the merger?
•	We must continue to stay focused and drive our business forward during this transition period, as PFG remains a publicly held company until the merger closes.
•	In general, we will continue to operate our business as usual, pending completion of the merger. However, the merger agreement does contain specific operating guidelines for extraordinary transactions, including spending and large contract decisions made outside of the ordinary course of business. The legal department will be meeting with each department head within the next several days to review these guidelines and expected actions. We will continue to promote and sell our products separately until closing, just as we have been doing. Over this period, you should not share any confidential or proprietary pricing, marketing or strategic information with Vistar, and are not to solicit or accept any of the same from Vistar.

•	We are beginning to draft the proxy statement that will contain important details about the merger.
•	Within the next several weeks, Blackstone/Wellspring will be here to work with us on integration planning for our business post-merger. Our goal will be to look for opportunities in the process. This process is expected to take several months to complete, and at that time, we’ll know better how PFG will operate moving forward.
Will this transaction affect the Business Services Center (BSC) and/or the SAP conversion?
•	The BSC/SAP initiative is proceeding as planned. At present, no changes to the original schedule are planned.
Will this transaction change our expansion, fold outs or new building schedules?
•	We do not expect a change in these schedules unless there is a potential for a Vistar location to overlap that would give us opportunities for greater efficiencies.
What will happen to the PFG Board of Directors (BOD)?
•	Since PFG will not be a publicly traded company, our BOD will change. We will still have a Board, but Blackstone/Wellspring will have a controlling interest.
How do our broadline operations compare with Vistar’s broadline operations?
•	Vistar is about half the size of PFG. Roma Foodservice, with limited broadline operations, has a focus on Italian food and products that cater to independent Italian pizzerias. Roma Food and Vistar Specialty will become divisions of PFG subsequent to the merger, but will maintain their national presence.
•	All of the Roma, Piancome, Luigi, and Assoluti brands will be more readily available to the combined company customers. In time, Roma customers will have access to PFG brands, as well.
Will the headquarters remain at West Creek?
•	We have a long-term (2025) lease agreement for the West Creek building, and we expect to remain in the West Creek building.
What has been the reaction in the field?
•	The field reaction has been very positive. This is a growth opportunity for PFG.
PFG Stock-Related Questions:
How and when can I sell my stock for the $34.50 merger consideration?
•	The completion of the transaction is subject to customary closing conditions which we do not believe will be completed until late in the second quarter of this year. The proxy statement that we file with the SEC will contain information for all shareholders on the process and timing for surrendering their shares (both paper certificates and shares held electronically) in exchange for the merger consideration.

Can I sell shares of PFG stock or exercise options?
•	All PFG associates, as always, are subject to our insider trading policies. If you choose, you may exercise any vested options and/or buy and sell stock on the open market between January 24, 2008 and the deal close date (subject to the restrictions of open trading windows that may apply to you.)
What happens to the PFG Stock Fund in the 401k?
•	Any PFG stock balance within the Employee Savings and Stock Ownership plan will be converted into $34.50 in cash per share, assuming the merger occurs, and the cash proceeds will be placed in the appropriate default fund (your age-applicable retirement date fund) following closing of the merger. This includes ESOP, profit sharing, stock match, and any employee directed contributions into the PFG stock fund.
•	After the close, the PFG Stock Fund will no longer be an investment election option. Any investment election contributions that you have directed to the PFG Stock Fund will be mapped to the appropriate default fund (retirement date fund) unless you change that election.
What happens to the Employee Stock Purchase Plan?
•	As of January 18, 2008, the Company has suspended the current offering period under the Employee Stock Purchase Plan. Payroll contributions prior to January 18, 2008 that were not invested in shares of Company common stock on January 14, 2008 will be deemed to have been invested on January 18, 2008.
•	At the effective time of the merger, each share of Company common stock issuable under the plan will be deemed to have been cancelled and converted into the right to receive $34.50 per share in cash.
•	The January 14, 2008 purchase will be reflected in your Bank of New York account by January 29, 2008.
•	If the merger is not consummated, the Company will consider whether to resume the plan.
What happens to any outstanding Stock Options I may have?
•	Stock options will immediately vest upon completion of the merger.
•	At that time, all unexpired stock options will automatically convert into a right to receive cash at a price of $34.50 per share, less the exercise price. Any gain is subject to tax withholding. There is no action needed on your part, this will happen automatically.
•	Options with an exercise price above $34.50 will have no value and will be cancelled at the close of the merger for no payment.
•	If you have options that are currently vested, you can exercise them on or after January 24, 2008, subject to the Company’s insider trading policies.

What about my Restricted Stock?
•	Outstanding shares of Restricted Stock automatically vest upon completion of the merger.
•	Your shares of restricted stock will automatically convert into a right to receive $34.50 per share in cash, less any tax withholding. This will be automatic and no action is needed on your part.
Other Benefit-Related Questions:
How will this merger affect employee benefits (medical, 401k, disability plans, etc.)?
•	We do not expect any changes in the near-term, except those described above.
Am I still eligible to receive a Profit Sharing allocation for 2007?
•	Associates who were employed as of December 31, 2007, and who have at least one year of service as of that date, will receive an allocation. It will be allocated in PFG stock, as in previous years, into your Wachovia account by March 31, 2008.
Will I receive my 2007 bonus?
•	Yes. It will be paid out, in accordance with the provisions in the Bonus Plan, by March 13, 2008.
Will PFGC still have a bonus plan for 2008?
•	Yes. It will generally be under substantially the same guidelines as 2007. You should anticipate receiving this information as soon as it is finalized.
Will I receive a 2007 restricted stock or option award?
•	There will not be a February restricted stock or option award.
•	Discussions regarding specific compensation issues have not happened. We would anticipate that these discussions will begin after the merger closing date.
Can we purchase Blackstone stock?
•	Yes, on the open market, subject to applicable securities laws.
Will we still receive our Chairman Awards Trips for 2007?
•	Yes.
Will the Competitive Edge program continue?
•	Yes, we anticipate that the program will continue through close of the merger. If any changes are made to the program after this time, you will receive information in advance of the change.

Will our years of service remain intact?
•	Yes, you will be given credit for past service with PFG.
Will the deferred compensation plan continue?
•	The plan is expected to continue until the merger closes.
•	Simultaneously or after close, the plan is expected to be terminated and all funds distributed to participants as soon as practical, following the close date.
Will our current compensation plan continue?
•	We will continue with the current annual review and merit increase process and timing.
•	Associates who are in current salary remediation will continue to remain on that program.
Important Additional Information and Where to Find It
In connection with the proposed merger, PFG will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by PFG at the SEC website at http:// www.sec.gov. The proxy statement and other documents also may be obtained for free from PFG by directing such request to PFG, 12500 West Creek Parkway, Richmond, Virginia 23238, telephone (804) 484-7700; Attention: Investor Relations.
Participants in the Solicitation
PFG and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of PFG’s participants in the solicitation, which may be different than those of PFG shareholders generally, is set forth in PFG’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.